Exhibit 99.1

Live Ventures Expands into Financial Services Industry with Agreement to Acquire Salomon Whitney LLC

Agreement to acquire broker-dealer, investment bank provides possible roll-up strategy for potential profitable long-term growth

Upon acquisition of remaining outstanding units, consolidated revenues expected to increase approximately 10% and provide immediate boost to earnings

LAS VEGAS, June 17, 2021 (GLOBE NEWSWIRE) -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company with subsidiaries in manufacturing and retailing, today announced that it entered into an agreement to acquire Salomon Whitney LLC, a broker-dealer operating under the name SW Financial.

Live Ventures agreed to acquire 100% of the membership interests in Salomon Whitney LLC in an all-cash transaction. At the initial closing on June 14, 2021, Live Ventures acquired 24.9% of SW Financial.  The acquisition of the remaining interest of SW Financial is subject to approval by the Financial Industry Regulatory Authority (FINRA) and other customary closing conditions.

The acquisition further expands and diversifies the Company’s portfolio of operating subsidiaries into the financial services sector. The Company expects that as a result of this transaction and consummation of acquisition of the remaining ownership interests, its’ consolidated revenues will increase by approximately ten percent.

“This acquisition will add a successful financial services provider to our portfolio of companies and provide a ‘roll-up’ strategy of similarly situated broker-dealers for Live Ventures,” said Jon Isaac, Live Ventures’ President and CEO. “SW Financial has established a successful track record that we believe is complementary to our other service offerings. In working closely with the management team, including the two principals at Salomon Whitney LLC, Thomas Diamante and Lawrence Zelin, it is apparent that our goals are closely aligned, and we believe the venture will continue to thrive under their leadership. This venture will enable us to focus on driving sustainable, profitable growth while delivering value to our stockholders.”

Exhibit 99.1

“We are excited to join Live Ventures and their leadership team as partners for Salomon Whitney LLC,” commented Thomas Diamante, CEO of SW Financial. “We believe this collaboration will further our operations and offerings to our clients. Our businesses share complementary core values, and we believe together we are better positioned and capitalized to capture this tremendous growth opportunity that we believe exists in the market.”

Lawrence Zelin, CFO of SW Financial added, “We look forward to adding to our capabilities and driving innovation that will offer end-to-end solutions for our clients and fuel growth for our business.”

Founded by Thomas Diamante in 2007, Salomon Whitney LLC is a licensed broker-dealer and investment bank that offers clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. It currently has approximately 70 registered representatives and is licensed to operate in all 50 states.  SW Financial is registered with the U.S. Securities and Exchange Commission (“SEC”), and with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

LIVE contracted Compliance Exchange Group (“CXG”) to manage the regulatory application and FINRA approval process for the acquisition of Salomon Whitney LLC. www.cxgllc.com.

About Live Ventures

Originally incorporated in 1968, Live Ventures Incorporated is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Precision Marshall, the company manufactures and sells steel in four product categories: deluxe alloy plate, deluxe tool steel plate, precision ground flat stock, and drill rod. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep. Through its subsidiary Precision Industries, the company sells premium tool steels and specialty alloys. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results, including statements relating to a potential roll-up strategy and increases in the company’s consolidated revenues. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact:
Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@liveventures.com
http://liveventures.com
Source: Live Ventures Incorporated